                                                                     Exhibit 1.1



                                  CONFIDENTIAL
                                  ------------


April 7, 2000

Mr. Charles Pearson
President & Chief Executive Officer
Harris Financial, Inc.
235 North Second Street
Harrisburg, PA 17105

     Re:  Second Step Conversion - Selling Agent Services, Proxy
          -------------------------------------------------------
          Solicitation & Administrative Services
          --------------------------------------

Dear Mr. Pearson:

Ryan, Beck & Co. ("Ryan, Beck") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Ryan, Beck and Harris Financial, Inc., (the "Company") in connection with the proposed conversion and sale of the Common Stock of the Company held by Harris Financial M.H.C. (the "MHC").

1.   BACKGROUND ON RYAN, BECK

Ryan, Beck, Inc., was organized in 1946 and is one of the nation's leading investment bankers for financial Companys. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. Ryan, Beck's corporate finance and research group represents one of the largest such groups devoted solely to financial Company matters in the country. Moreover, Ryan, Beck is one of the largest market makers in bank and thrift stocks.

2.   SECOND STEP STOCK OFFERING AND SUBSEQUENT ACQUISITION

It is our understanding that the Company proposes to issue shares of common stock of the Company held by the MHC in a subscription offering with any remaining shares sold in a community offering and/or underwritten public offering (collectively the "Offering"). Shares sold in the Offering shall represent those shares representing the final independent appraisal times the adjusted majority ownership of the MHC. Consequently, shares sold in the Offering do not include any additional shares issued to the acquired institution's shareholders by Harris in connection with the Acquisition. For purposes herein, however, any unsold Offering shares used as consideration in connection with the Acquisition shall still be considered as shares issued

Mr. Charles Pearson
April 7, 2000
Page 2

in the Offering. In connection therewith, the Company's Board of Directors will adopt a reorganization and stock issuance plan (the "Plan") whereby shares of Common Stock will be offered for sale in the Offering. The Plan is being adopted in connection with the simultaneous acquisition by the Institution of another depository institution (the "Acquisition"). Ryan, Beck's services as financial adviser to Harris in connection with the Acquisition are furnished pursuant to a separate letter dated August 9, 1999. In connection with the Reorganization and Offering, Ryan, Beck proposes to act as financial advisor to the Company with respect to the Plan and selling agent/lead manager with respect to the subscription, community offering, and any public underwriting. Specific terms of services shall be set forth in a definitive agency agreement and/or underwriting agreement (the "Definitive Agreement") between Ryan, Beck and the Company to be executed on the date the offering document is declared effective by the appropriate regulatory authorities. The Definitive Agreement will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all to be mutually agreed upon by Ryan, Beck and the Company (and its successors). Ryan, Beck's willingness to execute a Definitive Agreement and conduct the Offering will be subject to its satisfaction, in its sole discretion and judgment, with a number of other factors, including but not limited to the following:

     i. there being no material adverse change in the condition or operation of the Company or any acquired company;

     ii. satisfactory disclosure of all relevant financial information in the disclosure documents and determination that the sale of the securities is reasonable given such disclosures;

     iii. the current financial position, earnings performance and future prospects of the Company or any acquired company;

     iv. receipt of a "comfort letter" from the Company's accountants containing no material exceptions; and

     v. the condition of the credit and equity markets and particularly as they relate to securities of financial institutions.

3.   SERVICES TO BE PROVIDED BY RYAN, BECK

a.   Advisory Services - Thorough planning is essential to a successful
     -----------------
     offering. Ryan, Beck serves as lead coordinator of the marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials--saving you time and legal expense. Moreover, as your investment banker, Ryan, Beck will evaluate the financial, marketing and regulatory issues involved in the Offering. Our specific responsibilities include:
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Mr. Charles Pearson
April 7, 2000
Page 3

     -  Review and advise with respect to the Plan;
     - Review and provide input with respect to the Business Plan to be prepared in connection with the Reorganization;
     - Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals on terms most favorable to Harris;
     - Assist Harris in minimizing the "divided waiver" adjustment and to secure regulatory consent to utilize unsold shares as acquisition currency;
     - Review and opine to the Board of Directors on the adequacy of the appraisal process;
     - Develop a marketing plan for the Offering including direct mail, advertising, community meetings and telephone solicitation;
     - Provide specifications and assistance in selecting data processing assistance, printer and other professionals;
     -  Develop an operating plan for the Stock Sale Center (the "Center");
     -  Provide a list of equipment and supplies needed for the Center;
     - Draft marketing materials including letters, brochures, slide show script and advertisements; and
     -  Assist in arranging market-makers for post-reorganization trading.

b.  Administrative Services and Stock Sale Center Management - Ryan, Beck will
    --------------------------------------------------------
    manage all aspects of the Offering. A successful Offering requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of bank regulators, Securities and Exchange Commission and NASD is essential. Ryan, Beck's experience in managing many thrift reorganizations and second step conversion offerings will minimize the burden on your management and disruption to normal banking business.

c. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. An Offering requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Center centralizes all data and work effort relating to the Offering.

Ryan, Beck will supervise and administer the Center. We will train Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Center activities include the following:

     - Provide experienced on-site registered representatives to minimize disruption of day-to-day business.
     - Identify and organize space for the Center, the focal point of sales and proxy solicitation activity;

Mr. Charles Pearson
April 7, 2000
Page 4

     - Administer the Center. All substantive stock and proxy related matters will be handled by employees of Ryan, Beck.
     -  Organize and implement all proxy solicitation efforts;
     - Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;
     - Ryan, Beck will outsource all reorganization agent/data processing/transfer agent functions. Ryan, Beck recommends outsourcing such services to Chase/Mellon Shareholder Services or Crowe Chizek and Company LLP. The cost of such services will be borne by the Company and are subject to separate agreement;
     - Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;
     - Educate the Company's directors, officers and employees about the Reorganization and Offering, their roles and relevant securities laws;
     - Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;
     - Train and supervise Center staff assisting with proxy and order processing;
     - Prepare daily sales reports for management and ensure funds received balance to such reports;
     - Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;
     -  Design and implement procedures for handling IRA and Keogh orders; and
     - Provide post-offering subscriber assistance and management of the pro-ration process.

c.   Securities Marketing Services - Ryan, Beck uses various sales techniques
     -----------------------------
     including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Company.

     Our specific actions include:

     - Assign licensed registered representatives from our staff to work at the Center to solicit orders on behalf of the Company from eligible prospects who have been targeted as likely and desirable stockholders;
     - Assist management in developing a list of potential investors who are viewed as priority prospects;
     - Respond to inquiries concerning the Offering and investment opportunities;
     - Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors.

Mr. Charles Pearson
April 7, 2000
Page 5

       The meetings generate widespread publicity for the Offering while providing local exposure of the Company and promoting favorable stockholder relations;
    - Supervise and conduct a telemarketing campaign to identify prospects from among the Company's customer base;
    - Continually advise management on market conditions and the community's responsiveness to the Offering; and
    - If appropriate and at the request of the Company, arrange a syndicated community Offering involving a selling group of selected broker-dealers acting on a "best efforts" basis to assist in selling stock during the Offering. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating interest in the stock and informing the brokerage community of the particulars of the Offering. Alternatively, if so directed by the Company, Ryan, Beck will lead manage a "stand-by" firm commitment underwriting including other underwriters agreed to by the Company and Ryan, Beck. In the event the Company elects to pursue a firm commitment underwriting, such arrangement shall be subject to separate terms and agreement;
    - Coordinate efforts to maximize after-market support and Company sponsorship.

4.  COMPENSATION

a. For its services hereunder, the Company will pay to Ryan, Beck the following compensation in connection with the Reorganization and Offering.

    (1) An advisory and management fee of $150,000 in connection with the advisory, administrative and proxy solicitation services set forth in section 3.a. and 3.b. hereof (the "Management Fee"); the Management Fee shall be payable as follows: $50,000 upon signing this Agreement; $50,000 upon the filing of the Registration Statement; and $50,000 upon closing of the Offering.

    (2) A fee of one and one-fifth percent (1.20%) of the dollar amount of the Common Stock sold in the Offering other than those shares sold pursuant to (3) below. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons ("Insiders") and qualified and non-qualified employee benefit plans of the Company or the Insiders.

    (3) For stock sold by a group of NASD member firms (which will include Ryan, Beck & Co.) pursuant to a syndicated community offering solely managed by Ryan, Beck (the "Selling Group"), a fee equal to one and one-fifth percent (1.20%), which fee along with the fee payable directly by the Company to selected dealers shall not exceed six percent and one half (6.50%) in the aggregate. Ryan, Beck will not commence sales of

Mr. Charles Pearson
April 7, 2000
Page 6

         the stock through members of the Selling Group without the specific prior approval of the Company. To the extent the Company elects to employ Ryan, Beck as well as other broker-dealers to serve as "stand-by" underwriters then any "stand-by" fees associated therewith are to be paid separately by the Company. Such fees shall not exceed one percent (1%) of the shares in the Offering. Sales concessions paid to such firms are covered by paragraph 4 (a)(3) above.

      Such fees (less the amount of any advance payments) are to be paid to Ryan, Beck at the closing of the Offering. If, pursuant to a resolicitation undertaken by the Company, Ryan, Beck is required to provide significant additional services, or expend significant additional time, the parties shall mutually agree to the dollar amount of the additional compensation due.

b. If (i) the Plan is abandoned or terminated by the Company; (ii) the Offering is not consummated by March 31, 2001; (iii) Ryan, Beck terminates this relationship because there has been a material adverse change in the financial condition or operations of the Company or the acquired institution since December 31, 1999; or (iv) immediately prior to commencement of the Offering, Ryan, Beck terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Company hereby contemplated inadvisable; Ryan, Beck shall not be entitled to the fees set forth above under subparagraph (a), but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to receive the Management Fee.

5.  DOCUMENTS

The Company and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Company's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Company and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Company's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Company and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Company agrees to make all such documents, records and other information deemed necessary by Ryan, Beck, or its counsel, available to them upon reasonable request. Ryan, Beck's counsel will prepare, subject to the approval of the Company's

Mr. Charles Pearson
April 7, 2000
Page 7

counsel, the Definitive Agreement. Ryan, Beck's counsel shall be selected by Ryan, Beck, subject to the approval of the Company.



6.  EXPENSES AND REIMBURSEMENT

The Company will bear all of its expenses in connection with the Reorganization and the Offering of its Common Stock including, but not limited to, the Company's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, "road show" expenses, syndicate related expenses, temporary personnel expenses and the preparation of stock certificates. In the event Ryan, Beck incurs such expenses on behalf of the Company, the Company shall pay or reimburse Ryan, Beck for such reasonable fees and expenses regardless of whether the Reorganization is successfully completed. Ryan, Beck will not incur any single expense of more than $2,000, pursuant to this paragraph without the prior approval of the Company.

The Company also agrees to reimburse Ryan, Beck for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Ryan, Beck in connection with the services contemplated hereunder. Ryan, Beck will not incur legal fees (excluding the out-of-pocket expenses of counsel) in excess of $125,000 without the approval of the Company. Other out-of-pocket expenses directly incurred by Ryan, Beck will not exceed $50,000 without the approval of the Company. The parties acknowledge, however, that such caps may be increased by the mutual consent of the Company and Ryan, Beck in the event of any material delay in the Offering which would require an update of the financial information in tabular form contained in the Prospectus for a period later than that set forth in the original Prospectus filing. Not later than three days before closing, we will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

7.  MARKET MAKING & RESEARCH

For a period of at least three years, Ryan, Beck agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Offering so that there are at least three market makers for the Common Stock after the Offering. For a similar term, Ryan, Beck agrees to provide research coverage on the Holding Company.

8.  INFORMATION TO BE SUPPLIED; DOCUMENTS AND CONFIDENTIALITY

Mr. Charles Pearson
April 7, 2000
Page 8

a. The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Institution and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As -the Institution's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances.

b. The Institution acknowledges that all advice (written or oral) given by Ryan, Beck to the Institution is intended solely for the benefit and use of the Institution. Other than to the extent required to be reflected in Board and committee meeting minutes, no advice (written or oral) of Ryan, Beck hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to Ryan, Beck be made by the Institution (or such persons), without the prior written consent of Ryan, Beck.

c. Ryan, Beck will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Institution or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Institution or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Ryan, Beck is legally required to make disclosure of any of the Information, Ryan, Beck will give notice to the Institution prior to such disclosure, to the extent that Ryan, Beck can practically do so. The foregoing paragraph shall not apply to information that:

          i. at the time of disclosure by the Institution is, or thereafter becomes, generally available to the public or within the industries in which the Institution or Ryan, Beck or its affiliates conduct business, other than as a result of a breach by Ryan, Beck of its obligations under this Agreement;
          ii. prior to or at the time of disclosure by the Institution, was already in the possession of, or conceived by, Ryan, Beck or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Ryan, Beck or its affiliates other than from the Institution;
          iii. at the time of disclosure by the Institution or thereafter, is obtained by Ryan, Beck or any of its affiliates from a third party who Ryan, Beck reasonably believes to be in possession of the information not in violation of any

Mr. Charles Pearson
April 7, 2000
Page 9

               contractual, legal or fiduciary obligation to the Institution with respect to that information; or

          iv.  is independently developed by Ryan, Beck or its affiliates.

d. Ryan, Beck's counsel will prepare, subject to the approval of the Institution's counsel, the Definitive Agreement. Ryan, Beck's counsel shall be selected by Ryan, Beck, subject to the approval of the Institution.

e. In connection with Ryan, Beck's activities on behalf of the Institution, the Institution and its acquisition partner will furnish Ryan, Beck with all financial and other information regarding the Institution that Ryan, Beck reasonably believes appropriate to its assignment (all such information so furnished by the Institution, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Institution will provide Ryan, Beck with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Institution. The Institution recognizes and agrees that Ryan, Beck:

          i. will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the information or such other information;
          ii. does not assume responsibility for the accuracy of the Information or such other information; and
          iii. will not make an appraisal of any assets or liabilities owned or controlled by the Institution or its market competitors.

f. Nothing in this Agreement shall be construed to limit the ability of Ryan, Beck or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Institution, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Institution, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Institution's , or may have been identified by the Institution as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Institution expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

9.  BLUE SKY

Mr. Charles Pearson
April 7, 2000
Page 10

To the extent required by applicable state law, Ryan, Beck and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. Such work will be performed by the Institution's counsel and the cost of such legal work and related filing fees will be paid by the Institution. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.


To the extent required by applicable state law, Ryan, Beck and the Company will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. Such work will be performed by the Company's counsel and the cost of such legal work and related filing fees will be paid by the Company. The Company will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.

10. AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Company, Ryan, Beck will make available for a period of 1 year following the completion of the Offering, advisory services through the Ryan, Beck Strategic Advisory Services ("STARS") program. The undersigned will serve as the senior relationship manager for this program. If the Company elects to avail itself of the STARS program, Ryan, Beck will meet with the Company at its request. Ryan, Beck also will provide opinions and recommendations, upon request, for the areas covered below:

    Valuation Analysis
    Merger and Acquisition Planning and Analysis
    Merger and Acquisition Trends
    Planning, Forecasting & Competitive Strategy
    Capital, Asset & Liability Structure & Management
    Stock Repurchase Programs
    Dividend Policy
    Dividend Reinvestment Programs
    Market Development and Sponsorship of Bank Securities
    Financial Disclosure
    Financial Relations
    Financial Reports

Mr. Charles Pearson
April 7, 2000
Page 11

    Branch Sales and Purchases
    Stock Benefit Plan Analysis and Advisory
    Stockholder & Investor Relations Presentations & Programs
    Fairness Opinions
    Scanning of Potential Acquisition Candidates
      Based on Published Statement Information
       (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under Ryan, Beck's normal fee schedule, and does not include retention of Ryan, Beck by the Company for any specific merger/acquisition situation.)
If the Company elects to utilize the STARS program Ryan, Beck will waive the regular retainer fee and hourly charges for this program for the first year. The Company also will reimburse Ryan, Beck's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. Ryan, Beck will not incur any single expense in excess of $2,000 pursuant to this paragraph without the prior approval of the Company.

If negotiations for a transaction conducted during the term of the STARS Advisory Agreement described above result in the execution of a definitive agreement and/or consummation of a transaction for which Ryan, Beck customarily would be entitled to a fee for its advisory or other investment banking services, Ryan, Beck shall receive a contingent advisory fee ("Advisory Fee") in accordance with the terms of a separate engagement letter with respect to such transaction.

11. INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Company also agrees to defend, indemnify and hold harmless Ryan, Beck and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck's own bad faith, willful misconduct or gross negligence.

12. CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the Prospectus, all information given to Ryan, Beck by the Company, unless publicly available or otherwise available to Ryan, Beck without restriction to breach of any confidentiality agreement ("Confidential Information"), will be held by Ryan, Beck in confidence and will not be disclosed

Mr. Charles Pearson
April 7, 2000
Page 12

to anyone other than Ryan, Beck's agents without the Company's prior approval or used for any purpose other than those referred to in this engagement letter. Upon any termination of its engagement, Ryan, Beck shall promptly deliver to the Company all materials specifically produced for it and will return to the Company all Confidential Information provided to Ryan, Beck during the course of its engagement hereunder.

13. NASD MATTERS

Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Reorganization. The Company agrees to cooperate with Ryan, Beck and provide such information as may be necessary for Ryan, Beck to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Reorganization. Ryan, Beck is and will remain through completion of the Reorganization a member in a good standing of the NASD and will comply with all applicable NASD requirements.

14. OBLIGATIONS

(a) Except as set forth below, this engagement letter is merely a statement of intent. While Ryan, Beck and the Company agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Reorganization, any legal obligations between Ryan, Beck and the Company shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification; (iv) those set forth in paragraph 11 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

(b) The obligation of Ryan, Beck to enter into the Definitive Agreement shall be subject to there being, in Ryan, Beck's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Company; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Company hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.

Mr. Charles Pearson
April 7, 2000
Page 13

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $50,000. We look forward to working with you.


RYAN, BECK & CO., INC.



BY: /s/ Ben A. Plotkin
    -------------------------------------
    Ben A. Plotkin
    Chairman & Chief Executive Officer


Accepted and Agreed to This 23rd Day of April, 2000


HARRIS FINANCIAL, INC.


BY: /s/ Charles Pearson
    ------------------------------------
    Charles Pearson
    President & Chief Executive Officer